Exhibit 99.1
MPLX LP Reports Second-Quarter 2024 Financial Results

•Second-quarter net income attributable to MPLX of $1.2 billion and net cash provided by operating activities of $1.6 billion
•Adjusted EBITDA attributable to MPLX of $1.7 billion and distributable cash flow of $1.4 billion
•Returned $949 million of capital to unitholders
•Progressing Permian growth strategy; Preakness II processing plant began operations in July; announced increased ownership in BANGL NGL pipeline, and FID of the Blackcomb natural gas pipeline

FINDLAY, Ohio, Aug. 6, 2024 - MPLX LP (NYSE: MPLX) today reported second-quarter 2024 net income attributable to MPLX of $1,176 million, compared with $933 million for the second quarter of 2023. Second-quarter 2024 net income includes a $151 million gain from the closing of the strategic transaction combining the Whistler and Rio Bravo natural gas assets. For the first half of the year, net income attributable to MPLX was $2,181 million, compared with $1,876 million in the first half of 2023.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,653 million, compared with $1,531 million for the second quarter of 2023. Logistics and Storage (L&S) segment adjusted EBITDA for the second quarter of 2024 was $1,129 million, compared with $1,022 million for the second quarter of 2023. Gathering and Processing (G&P) segment adjusted EBITDA for the second quarter of 2024 was $524 million, compared with $509 million for the second quarter of 2023.

During the quarter, MPLX generated $1,565 million in net cash provided by operating activities, $1,404 million of distributable cash flow, and adjusted free cash flow of $1,448 million. MPLX announced a second-quarter 2024 distribution of $0.85 per common unit, resulting in distribution coverage of 1.6x for the quarter. The leverage ratio was 3.4x at the end of the quarter.

"MPLX’s adjusted EBITDA grew 8% in the first half of 2024 compared to the same period in 2023, and in the second quarter our cash flow generation enabled the return of $949 million of capital to unitholders," said Maryann Mannen, MPLX president and chief executive officer. “We are executing our growth strategy anchored in the Permian and Marcellus basins. This growth allows us to reinvest in the business and continue to return capital to unitholders.”

Financial Highlights (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit and ratio data)	2024	2023	2024	2023
Net income attributable to MPLX LP	$1,176	$933	$2,181	$1,876
Adjusted EBITDA attributable to MPLX LP(a)	1,653	1,531	3,288	3,050
Net cash provided by operating activities	1,565	1,437	2,856	2,664
Distributable cash flow attributable to MPLX LP(a)	1,404	1,315	2,774	2,583
Distribution per common unit(b)	$0.850	$0.775	$1.700	$1.550
Distribution coverage(c)	1.6x	1.7x	1.6x	1.6x
Consolidated total debt to LTM adjusted EBITDA(d)	3.4x	3.5x	3.4x	3.5x
Cash paid for common unit repurchases	$75	$—	$150	$—

(a)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(b)    Distributions declared by the board of directors of MPLX's general partner.
(c)    DCF attributable to LP unitholders divided by total LP distributions.
(d)    Calculated using face value total debt and LTM adjusted EBITDA. Also referred to as leverage ratio. See reconciliation in the tables that follow.

Segment Results

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
Segment adjusted EBITDA attributable to MPLX LP (unaudited)	2024	2023	2024	2023
Logistics and Storage	$1,129	$1,022	$2,227	$2,048
Gathering and Processing	524	509	1,061	1,002

Logistics & Storage

L&S segment adjusted EBITDA for the second quarter of 2024 increased by $107 million compared to the same period in 2023. The increase was primarily driven by higher rates, including growth from equity affiliates.

Total pipeline throughputs were 6.0 million barrels per day (bpd) in the second quarter, an increase of 1% versus the same quarter of 2023. The average pipeline tariff rate was $0.98 per barrel for the quarter, an increase of 10% versus the same quarter of 2023. Terminal throughput was 3.2 million bpd for the quarter, an increase of 1% versus the same quarter of 2023.

Gathering & Processing

G&P segment adjusted EBITDA for the second quarter of 2024 increased by $15 million compared to the same period in 2023, primarily due to increased volumes, including contributions from recently acquired assets, largely offset by higher operating expenses and a gain on sale of assets that occurred in the second quarter of 2023.

In the second quarter of 2024:
•Gathered volumes averaged 6.6 billion cubic feet per day (bcf/d), a 7% increase from the second quarter of 2023.
•Processed volumes averaged 9.6 bcf/d, a 7% increase versus the second quarter of 2023.

•Fractionated volumes averaged 665 thousand bpd, a 14% increase versus the second quarter of 2023.

In the Marcellus:
•Gathered volumes averaged 1.5 bcf/d in the second quarter, a 15% increase versus the second quarter of 2023.
•Processed volumes averaged 6.0 bcf/d in the second quarter, a 5% increase versus the second quarter of 2023.
•Fractionated volumes averaged 571 thousand bpd in the second quarter, a 10% increase versus the second quarter of 2023.

Strategic Update

In the L&S segment, MPLX is expanding its Permian basin value chains in natural gas and natural gas liquids long-haul pipelines, and crude gathering pipelines supporting the Permian and Bakken basins. In the third quarter:

•MPLX acquired an additional 20% interest in the BANGL natural gas liquids pipeline, bringing its total interest in the pipeline to 45%. Progress continues on the expansion of the BANGL joint venture pipeline to increase the capacity to 250 thousand bpd, with expected completion in the first quarter of 2025.
•MPLX and its partners in the Whistler Pipeline joint venture announced the FID of the Blackcomb pipeline, designed to transport 2.5 bcf/d of natural gas from the Permian to domestic and export markets along the Gulf Coast.

In the G&P segment, MPLX remains focused on the Permian and Marcellus basins in response to producer demand. In the Delaware basin in the Permian, the 200 million cubic feet per day (mmcf/d) Preakness ll processing plant began operations in July and is expected to increase throughputs over the next 12 months. Secretariat, MPLX's seventh processing plant in the basin, is expected online in the second half of 2025. These new plants will bring MPLX processing capacity in the Delaware basin to 1.4 bcf/d. In the Utica, gathering and processing volumes continue to grow, inclusive of the assets acquired in March 2024.

Financial Position and Liquidity

As of June 30, 2024, MPLX had $2,501 million in cash, $2.0 billion available on its bank revolving credit facility, and $1.5 billion available through its intercompany loan agreement with Marathon Petroleum Corp. (NYSE: MPC). MPLX's leverage ratio was 3.4x, while the stability of cash flows supports leverage in the range of 4.0x.

On May 20, 2024, MPLX issued $1.65 billion aggregate principal amount of 5.50% senior notes due 2034.

The partnership repurchased $75 million of common units held by the public in the second quarter of 2024. As of June 30, 2024, MPLX had approximately $696 million remaining available under its unit repurchase authorization.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President Finance and Investor Relations
Brian Worthington, Director, Investor Relations
Isaac Feeney, Manager, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to analyze our performance. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); adjusted free cash flow (Adjusted FCF); and Adjusted FCF after distributions.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. We define Adjusted EBITDA as net income adjusted for: (i) provision for income taxes; (ii) net interest and other financial costs; (iii) depreciation and amortization; (iv) income/(loss) from equity method investments; (v) distributions and adjustments related to equity method investments; (vi) impairment expense; (vii) noncontrolling interests; and (viii) other adjustments, as applicable.

DCF is a financial performance and liquidity measure used by management and by the board of directors of our general partner as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders. We define DCF as Adjusted EBITDA adjusted for: (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) adjusted net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment capital expenditures paid out; and (vi) other adjustments as deemed necessary.

Adjusted FCF and Adjusted FCF after distributions are financial liquidity measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define Adjusted FCF as net cash provided by operating activities adjusted for: (i) net cash used in investing activities; (ii) cash contributions from MPC; and (iii) cash distributions to noncontrolling interests. We define Adjusted FCF after distributions as Adjusted FCF less base distributions to common and preferred unitholders. We believe that the presentation of Adjusted EBITDA, DCF, Adjusted FCF and Adjusted FCF after distributions provides useful information to investors in assessing our financial condition and results of operations.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

The GAAP measures most directly comparable to Adjusted EBITDA and DCF are net income and net cash provided by operating activities while the GAAP measure most directly comparable to Adjusted FCF and Adjusted FCF after distributions is net cash provided by operating activities. These non-GAAP financial measures should not be considered alternatives to GAAP net income or net cash provided by operating activities as they have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because non-GAAP financial measures may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For a reconciliation of Adjusted EBITDA, DCF, Adjusted FCF, Adjusted FCF after distributions and our leverage ratio to their most directly comparable measures calculated and presented in accordance with GAAP, see the tables below.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, capital expenditure plans, operating cost reduction objectives, and environmental, social and governance ("ESG") goals and targets, including those related to greenhouse gas emissions, biodiversity, diversity, equity and inclusion and ESG reporting. Forward-looking and other statements regarding our ESG goals and targets are not an indication that these statements are material to investors or required to be disclosed in our filings with the Securities Exchange Commission (SEC). In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “progress,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “strive,” “target,” “trends,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas, natural gas liquids (“NGLs”) or renewables, or taxation; volatility in and degradation of general economic, market, industry or business conditions, including as a result of pandemics, other infectious disease outbreaks, natural hazards, extreme weather events, regional conflicts such as hostilities in the Middle East and in Ukraine, inflation or rising interest rates; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay or grow distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products or renewables; changes to the expected construction costs and in service dates of planned and ongoing projects and investments, including pipeline projects and new processing units, and the ability to obtain regulatory and other approvals with respect thereto; the inability or failure of our joint venture partners to fund their share of operations and development activities; the financing and distribution decisions of joint ventures we do not control; the availability of desirable strategic alternatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; our ability to successfully implement our sustainable energy strategy and principles and to achieve our ESG goals and targets within the expected timeframes if at all; changes in government incentives for emission-reduction products and technologies; the outcome of research and development efforts to create future technologies necessary to achieve our ESG plans and goals; our ability to scale projects and technologies on a commercially competitive basis; changes in regional and global economic growth rates and consumer preferences, including consumer support for emission-reduction products and technology; industrial incidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; the imposition of windfall profit taxes or maximum refining margin penalties on companies operating in the energy industry in California or other jurisdictions; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” and “Disclosures Regarding Forward-Looking Statements” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2023, and in other filings with the SEC.

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Consolidated Results of Operations (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit data)	2024	2023	2024	2023
Revenues and other income:
Operating revenue	$1,253	$1,163	$2,470	$2,362
Operating revenue - related parties	1,431	1,333	2,818	2,683
Income from equity method investments	325	145	482	279
Other income	43	49	128	79
Total revenues and other income	3,052	2,690	5,898	5,403
Costs and expenses:
Operating expenses (including purchased product costs)	780	722	1,539	1,456
Operating expenses - related parties	393	366	769	734
Depreciation and amortization	320	310	637	606
General and administrative expenses	107	89	216	178
Other taxes	33	28	67	58
Total costs and expenses	1,633	1,515	3,228	3,032
Income from operations	1,419	1,175	2,670	2,371
Net interest and other financial costs	231	233	466	476
Income before income taxes	1,188	942	2,204	1,895
Provision for income taxes	2	—	3	1
Net income	1,186	942	2,201	1,894
Less: Net income attributable to noncontrolling interests	10	9	20	18
Net income attributable to MPLX LP	1,176	933	2,181	1,876
Less: Series A preferred unitholders interest in net income	5	23	15	46
Less: Series B preferred unitholders interest in net income	—	—	—	5
Limited partners’ interest in net income attributable to MPLX LP	$1,171	$910	$2,166	$1,825

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$1.15	$0.91	$2.13	$1.81
Common – diluted	$1.15	$0.91	$2.13	$1.81
Weighted average limited partner units outstanding:
Common units – basic	1,019	1,001	1,013	1,001
Common units – diluted	1,020	1,001	1,014	1,001

Select Financial Statistics (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except ratio data)	2024	2023	2024	2023
Common unit distributions declared by MPLX LP
Common units (LP) – public	$317	$274	$631	$548
Common units – MPC	551	502	1,101	1,004
Total GP and LP distribution declared	868	776	1,732	1,552

Preferred unit distributions(a)
Series A preferred unit distributions	5	23	15	46
Series B preferred unit distributions	—	—	—	5
Total preferred unit distributions	5	23	15	51

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(b)	1,653	1,531	3,288	3,050
DCF attributable to LP unitholders(b)	$1,399	$1,292	$2,759	$2,532
Distribution coverage(c)	1.6x	1.7x	1.6x	1.6x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,565	$1,437	$2,856	$2,664
Investing activities	(114)	(271)	(1,110)	(491)
Financing activities	$665	$(804)	$(293)	$(1,656)

(a)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred units. Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Series B preferred unitholders received a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears. The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(b)    Non-GAAP measure. See reconciliation below.
(c)    DCF attributable to LP unitholders divided by total LP distribution declared.

Financial Data (unaudited)
(In millions, except ratio data)	June 30, 2024	December 31, 2023
Cash and cash equivalents	$2,501	$1,048
Total assets	38,402	36,529
Total debt(a)	22,072	20,431
Redeemable preferred units	202	895
Total equity	$13,684	$12,689
Consolidated debt to LTM adjusted EBITDA(b)	3.4x	3.3x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	374	356

(a)    There were no borrowings on the loan agreement with MPC as of June 30, 2024, or December 31, 2023. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $22,356 million as of June 30, 2024, and $20,706 million as of December 31, 2023.

Operating Statistics (unaudited)	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,950	3,834	3%	3,707	3,739	(1)%
Product pipelines	2,074	2,118	(2)%	1,953	2,053	(5)%
Total pipelines	6,024	5,952	1%	5,660	5,792	(2)%

Average tariff rates ($ per barrel)
Crude oil pipelines	$0.99	$0.93	6%	$1.01	$0.93	9%
Product pipelines	0.96	0.81	19%	0.98	0.83	18%
Total pipelines	$0.98	$0.89	10%	$1.00	$0.89	12%

Terminal throughput (mbpd)	3,197	3,180	1%	3,063	3,136	(2)%

Barges at period-end	312	307	2%	312	307	2%
Towboats at period-end	29	27	7%	29	27	7%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,524	1,321	15%	1,508	1,342	12%
Utica Operations	363	—	—%	181	—	—%
Southwest Operations	1,589	1,354	17%	1,595	1,367	17%
Bakken Operations	184	160	15%	184	158	16%
Rockies Operations	585	457	28%	574	450	28%
Total gathering throughput	4,245	3,292	29%	4,042	3,317	22%

Natural gas processed (MMcf/d)
Marcellus Operations	4,362	4,091	7%	4,343	4,068	7%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,748	1,517	15%	1,689	1,460	16%
Southern Appalachia Operations	218	219	—%	220	225	(2)%
Bakken Operations	184	159	16%	183	156	17%
Rockies Operations	635	470	35%	635	462	37%
Total natural gas processed	7,147	6,456	11%	7,070	6,371	11%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	571	520	10%	562	526	7%
Utica Operations(b)	—	—	—%	—	—	—%
Southern Appalachia Operations	12	11	9%	12	11	9%
Bakken Operations	21	18	17%	20	18	11%
Rockies Operations	5	4	25%	5	3	67%
Total C2 + NGLs fractionated	609	553	10%	599	558	7%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region processing and fractionation operations only include partnership-operated equity method investments and thus do not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,524	1,321	15%	1,508	1,342	12%
Utica Operations	2,664	2,326	15%	2,475	2,393	3%
Southwest Operations	1,589	1,768	(10)%	1,595	1,792	(11)%
Bakken Operations	184	160	15%	184	158	16%
Rockies Operations	653	584	12%	658	574	15%
Total gathering throughput	6,614	6,159	7%	6,420	6,259	3%

Natural gas processed (MMcf/d)
Marcellus Operations	5,951	5,691	5%	5,938	5,623	6%
Utica Operations	832	547	52%	805	521	55%
Southwest Operations	1,748	1,848	(5)%	1,689	1,784	(5)%
Southern Appalachia Operations	218	219	—%	220	225	(2)%
Bakken Operations	184	159	16%	183	156	17%
Rockies Operations	635	470	35%	635	462	37%
Total natural gas processed	9,568	8,934	7%	9,470	8,771	8%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	571	520	10%	562	526	7%
Utica Operations	56	30	87%	50	30	67%
Southern Appalachia Operations	12	11	9%	12	11	9%
Bakken Operations	21	18	17%	20	18	11%
Rockies Operations	5	4	25%	5	3	67%
Total C2 + NGLs fractionated	665	583	14%	649	588	10%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2024	2023	2024	2023
L&S segment adjusted EBITDA attributable to MPLX LP	$1,129	$1,022	$2,227	$2,048
G&P segment adjusted EBITDA attributable to MPLX LP	524	509	1,061	1,002
Adjusted EBITDA attributable to MPLX LP	1,653	1,531	3,288	3,050
Depreciation and amortization	(320)	(310)	(637)	(606)
Net interest and other financial costs	(231)	(233)	(466)	(476)
Income from equity method investments	325	145	482	279
Distributions/adjustments related to equity method investments	(218)	(190)	(418)	(343)
Adjusted EBITDA attributable to noncontrolling interests	11	10	22	20
Other(a)	(34)	(11)	(70)	(30)
Net income	$1,186	$942	$2,201	$1,894

(a)     Includes unrealized derivative gain/(loss), equity-based compensation, provision for income taxes, and other miscellaneous items.

Reconciliation of Segment Adjusted EBITDA to Income from Operations (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2024	2023	2024	2023
L&S
L&S segment adjusted EBITDA	$1,129	$1,022	2,227	2,048
Depreciation and amortization	(131)	(140)	(261)	(269)
Income from equity method investments	260	82	349	153
Distributions/adjustments related to equity method investments	(120)	(89)	(232)	(165)
Other	(15)	(9)	(28)	(17)

G&P
G&P segment adjusted EBITDA	524	509	1,061	1,002
Depreciation and amortization	(189)	(170)	(376)	(337)
Income from equity method investments	65	63	133	126
Distributions/adjustments related to equity method investments	(98)	(101)	(186)	(178)
Adjusted EBITDA attributable to noncontrolling interests	11	10	22	20
Other	(17)	(2)	(39)	(12)

Income from operations	$1,419	$1,175	$2,670	$2,371

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to LP Unitholders from Net Income (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2024	2023	2024	2023
Net income	$1,186	$942	$2,201	$1,894
Provision for income taxes	2	—	3	1
Net interest and other financial costs	231	233	466	476
Income from operations	1,419	1,175	2,670	2,371
Depreciation and amortization	320	310	637	606
Income from equity method investments	(325)	(145)	(482)	(279)
Distributions/adjustments related to equity method investments	218	190	418	343
Other	32	11	67	29
Adjusted EBITDA	1,664	1,541	3,310	3,070
Adjusted EBITDA attributable to noncontrolling interests	(11)	(10)	(22)	(20)
Adjusted EBITDA attributable to MPLX LP	1,653	1,531	3,288	3,050
Deferred revenue impacts	8	28	21	40
Sales-type lease payments, net of income	8	2	13	6
Adjusted net interest and other financial costs(a)	(217)	(221)	(439)	(438)
Maintenance capital expenditures, net of reimbursements	(45)	(21)	(80)	(65)
Equity method investment maintenance capital expenditures paid out	(3)	(2)	(7)	(7)
Other	—	(2)	(22)	(3)
DCF attributable to MPLX LP	1,404	1,315	2,774	2,583
Preferred unit distributions(b)	(5)	(23)	(15)	(51)
DCF attributable to LP unitholders	$1,399	$1,292	$2,759	$2,532

(a)    Represents Net interest and other financial costs, excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	Last Twelve Months
	June 30,		December 31,
(In millions)	2024	2023	2023
LTM Net income	$4,273	$4,155	$3,966
Provision for income taxes	13	4	11
Net interest and other financial costs	913	946	923
LTM income from operations	5,199	5,105	4,900
Depreciation and amortization	1,244	1,213	1,213
Income from equity method investments	(803)	(545)	(600)
Distributions/adjustments related to equity method investments	849	711	774
Gain on sales-type leases and equity method investments	(92)	(509)	(92)
Garyville incident response costs	16	—	16
Other	138	39	100
LTM Adjusted EBITDA	6,551	6,014	6,311
Adjusted EBITDA attributable to noncontrolling interests	(44)	(39)	(42)
LTM Adjusted EBITDA attributable to MPLX LP	6,507	5,975	6,269
Consolidated total debt(a)	$22,356	$20,707	$20,706
Consolidated total debt to LTM adjusted EBITDA(b)	3.4x	3.5x	3.3x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings, if any, under the loan agreement with MPC.
(b)    Also referred to as our leverage ratio.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2024	2023	2024	2023
Net cash provided by operating activities	$1,565	$1,437	$2,856	$2,664
Changes in working capital items	(166)	(156)	(95)	(123)
All other, net	(4)	2	(10)	8
Loss on extinguishment of debt	—	—	—	9
Adjusted net interest and other financial costs(a)	217	221	439	438
Other adjustments related to equity method investments	21	(1)	41	12
Other	31	38	79	62
Adjusted EBITDA	1,664	1,541	3,310	3,070
Adjusted EBITDA attributable to noncontrolling interests	(11)	(10)	(22)	(20)
Adjusted EBITDA attributable to MPLX LP	1,653	1,531	3,288	3,050
Deferred revenue impacts	8	28	21	40
Sales-type lease payments, net of income	8	2	13	6
Adjusted net interest and other financial costs(a)	(217)	(221)	(439)	(438)
Maintenance capital expenditures, net of reimbursements	(45)	(21)	(80)	(65)
Equity method investment maintenance capital expenditures paid out	(3)	(2)	(7)	(7)
Other	—	(2)	(22)	(3)
DCF attributable to MPLX LP	1,404	1,315	2,774	2,583
Preferred unit distributions(b)	(5)	(23)	(15)	(51)
DCF attributable to LP unitholders	$1,399	$1,292	$2,759	$2,532

(a)    Represents Net interest and other financial costs, excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2024	2023	2024	2023
Net cash provided by operating activities(a)	$1,565	$1,437	$2,856	$2,664
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow
Net cash used in investing activities(b)	(114)	(271)	(1,110)	(491)
Contributions from MPC	8	5	18	13
Distributions to noncontrolling interests	(11)	(9)	(22)	(19)
Adjusted free cash flow	1,448	1,162	1,742	2,167
Distributions paid to common and preferred unitholders	(874)	(799)	(1,750)	(1,620)
Adjusted free cash flow after distributions	$574	$363	$(8)	$547

(a)    The three months ended June 30, 2024 and June 30, 2023 include working capital draws of $166 million and $156 million, respectively. The six months ended June 30, 2024 and June 30, 2023 include working capital draws of $95 million and $123 million, respectively.
(b)    The three and six months ended June 30, 2024 include the impact of a $134 million cash distribution received in connection with the strategic transaction combining the Whistler and Rio Bravo natural gas assets (the "Whistler Joint Venture Transaction"). The six months ended June 30, 2024 include the impact of $622 million, net of cash acquired, related to the purchase of additional ownership interest in existing joint ventures and gathering assets in the Utica and a contribution of $92 million to fund our share of a debt repayment by a joint venture.

Capital Expenditures (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2024	2023	2024	2023
Capital Expenditures:
Growth capital expenditures	$156	$227	$321	$366
Growth capital reimbursements	(29)	(47)	(50)	(80)
Investments in unconsolidated affiliates	35	26	154	77
Capitalized interest	(4)	(3)	(8)	(6)
Total growth capital expenditures(a)	158	203	417	357
Maintenance capital expenditures	53	26	98	78
Maintenance capital reimbursements	(8)	(5)	(18)	(13)
Capitalized interest	(1)	(1)	(1)	(1)
Total maintenance capital expenditures	44	20	79	64

Total growth and maintenance capital expenditures	202	223	496	421
Investments in unconsolidated affiliates(b)	(35)	(26)	(154)	(77)
Growth and maintenance capital reimbursements(c)	37	52	68	93
Decrease/(Increase) in capital accruals	4	10	49	(12)
Capitalized interest	5	4	9	7
Additions to property, plant and equipment	$213	$263	$468	$432

(a)    Total growth capital expenditures exclude $622 million of acquisitions, net of cash acquired, for the six months ended June 30, 2024, and a $134 million cash distribution received in connection with the Whistler Joint Venture Transaction for the three and six months ended June 30, 2024.
(b)    Investments in unconsolidated affiliates and additions to property, plant and equipment, net are shown as separate lines within investing activities in the Consolidated Statements of Cash Flows.
(c)    Growth capital reimbursements are generally included in changes in deferred revenue within operating activities in the Consolidated Statements of Cash Flows. Maintenance capital reimbursements are included in the Contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.